EXHIBIT 99.1

Iconic Brands, Inc. Announces $40 Million Dollar Private Placement and Restructuring

Company simultaneously closes acquisition of TopPop LLC to add significant revenues and EBITDA

TopPop LLC acquisition expands Iconic Brands, Inc. into new and exciting market of ready-to-freeze single serve alcohol ice pops

AMITYVILLE, NY, July 27, 2021 — Iconic Brands, Inc. (OTCQB: ICNB) (“Iconic” or the “Company”), a lifestyle branding company and developer of premium alcoholic beverages, today announced that it has signed definitive agreements for approximately $40 million equity financing and restructuring with existing shareholders, institutions, insiders, and accredited investors. The Company also announced the closure of its acquisition of TopPop LLC (“TopPop”), a contract manufacturing company specializing in the development of products containing alcohol.

Under the terms of the financing agreement, investors purchased approximately $40 million of Iconic’s Series A-2 Convertible Preferred Stock (the “A-2 Preferred Stock”) convertible into common stock at $0.3125 per share with 100% warrant coverage at an exercise price of $0.3125 per share and exercisable for five years. After the restructuring, the A-2 Preferred Stock will be the Company’s only existing preferred stock and the rest of the outstanding capital stock of the Company will be shares of the Company’s common stock.

The net cash proceeds from the offering after the restructuring and acquisition are anticipated to be approximately $30 million. The Company intends to use the proceeds to acquire 100% of TopPop, expand TopPop’s existing 30,000 square foot FDA registered facility, ramp up the domestic and international expansion of its Bellissima brand, increase brand awareness through social media and digital marketing, hire brand ambassadors and product influencers, increase inventory for accelerating demand, and roll out new brands in the near future. In addition, the Company plans to recruit top-notch C-suite executives and seasoned board members in preparation for a potential up-list to a national exchange.

Commenting on the acquisition of TopPop, Richard DeCicco, President and Chairman of the Board of Directors of Iconic stated, “we are excited to be entering into a brand new category of ready-to-freeze alcohol, which is expected to be one of the hottest sectors in the alcohol industry since ready-to-drink cocktails. We expect this to significantly increase sales given the soaring demand for this product and we are thrilled to be working with TopPop, an industry leader. TopPop is already producing products in the market for some of the largest alcohol beverage companies in the world.”

The Special Equities Group (SEG), a division of Dawson James Securities, Inc., acted as sole placement agent for the transaction.

Full terms of the financing agreement can be found in the Company’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

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About TopPop

TopPop, a product development and contract manufacturing company in the U.S. specializes in manufacturing products containing alcohol. TopPop has received federal and state licensing to manufacture malt, spirit, and wine-based products in its facility. TopPop’s team of seasoned professionals manufactures its products with the highest quality controls. For more information, visit its website at http://www.toppoppackaging.com.

About Iconic

Iconic is a lifestyle branding company with the highest expertise in developing, from inception to completion, alcoholic beverages for itself and third parties. Iconic markets and places products into national distribution through long-standing industry relationships. Iconic is a leader in “celebrity branding” of beverages, procuring superior and unique products from around the world and branding its products with internationally recognized celebrities. It currently offers Bellissima Prosecco and BiVi Vodka.

Please visit the Iconic’s websites and follow us on social media.

Websites: Iconicbrandsusa.com; bivivodka.com; bellissimaprosecco.com

Twitter: @BiviVodka

Instagram: @IconicBrandsUSA; @BellissimaProsecco; @Bivivodka

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of management, are not guarantees of performance, and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Iconic’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Iconic’s Annual Report on Form 10-K.

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